EXHIBIT 99.1
Qumu Announces First Quarter 2017 Results

Year-over-year improved gross margins and operating results

Conference Call Wednesday, May 3 at 10:00 a.m. ET

Minneapolis, MN – May 2, 2017 – Qumu Corporation (NASDAQ: QUMU) today reported financial results for the first quarter 2017.

First quarter revenue was $6.7 million, compared to $8.7 million in the first quarter 2016, and net loss was $(3.6) million, or a loss of $(0.39) per share, compared to $(4.1) million, or a loss of $(0.45) per share, in the first quarter 2016. First quarter adjusted EBITDA (a non-GAAP measure) was a loss of $(1.9) million, compared to an adjusted EBITDA loss of $(3.0) million for the first quarter 2016.

“Qumu’s first quarter 2017 was a solid start to the year as we continue to take a long-term view of our dynamic industry. We are successfully transitioning Qumu to a software as a service (SaaS) provider, serving large organizations with both on-premise and cloud video solutions. We are investing in our future with exciting new developments to be announced later this month about our suite of solutions. And we have validated our strategy with our current customers and prospects, confirming that it is directly in line with the market’s direction toward highly collaborative video environments. The digital workforce thrives on video, and large enterprises need solutions to both encourage and manage that demand,” said Vern Hanzlik, Qumu’s president and CEO.

Other Financial Highlights

•
Subscription, maintenance and support revenue for the first quarter 2017 was $4.8 million compared to $5.5 million for the first quarter 2016. The variance in subscription, maintenance and support revenue was primarily due to the inclusion of approximately $700,000 of revenue in the first quarter 2016 relating to customer acceptance and contract buyouts, as well as to the timing of customer renewals.

•	Gross margin for the first quarter 2017 was 61.5% compared to 56.3% for the first quarter 2016.

•	Total headcount was 145 as of March 31, 2017 compared to 150 as of December 31, 2016 and 182 as of March 31, 2016.

•
Cash and marketable securities were $10.4 million as of March 31, 2017, compared to $10.4 million as of December 31, 2016, reflecting the first quarter operating loss and the impact on cash from changes in working capital.

Guidance
For the second quarter 2017, revenue is expected to be in the range of $6.5 million to $7.5 million. Total gross margin percentage is expected to be in the low to mid 60s in the second quarter. Second quarter net loss is expected to be in the range of $(3.1) million to $(2.6) million, or $(0.33) to $(0.28) per diluted share, with weighted-average shares outstanding of approximately 9.3 million shares. Adjusted EBITDA for the second quarter 2017 is expected to be in the range of a loss of $(1.6) million to $(1.1) million, compared to an adjusted EBITDA loss of $(3.1) million in the second quarter 2016.

For the full year 2017, revenue is expected to be in the range of $31.0 million to $34.0 million as the Company continues to grow its recurring revenue base. Total gross margin percentage is expected to improve from the low 60s early in the year to the high 60s late in the year. Net loss is expected to be in the range of $(9.5) million to $(8.0) million, or $(1.02) to $(0.87) per diluted share, with weighted-average shares outstanding of approximately 9.3 million shares. Adjusted EBITDA for the full year 2017 is expected to be in the range of a loss of $(3.5) million to $(2.0) million compared to an adjusted EBITDA loss of $(6.6) million in fiscal 2016. The Company expects a tax benefit of $200,000 in fiscal 2017. Additionally, the Company expects that it will be cash flow breakeven for the second half of 2017.

Conference Call
The Company has scheduled a conference call and webcast to review its first quarter 2017 results tomorrow, May 3, 2017 at 10:00 a.m. Eastern Time. The dial-in number for the conference call is 877-456-6914 for domestic participants and 929-387-3794 for international participants. Investors can also access a webcast of the live conference call by linking through the investor relations section of the Qumu website, www.qumu.com. Webcasts will be archived on Qumu’s website.

Non-GAAP Information
To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company uses adjusted EBITDA (a non-GAAP measure), which excludes certain items from net income (loss) (a GAAP measure). Adjusted EBITDA excludes items related to interest income and expense, the impact of income-based taxes, depreciation and amortization, stock-based compensation, change in fair value of warrant liability, foreign currency gains and losses, and other non-operating income and expenses.

The Company uses both GAAP and non-GAAP measures when planning, monitoring, and evaluating the Company’s performance. The Company believes that adjusted EBITDA is useful to investors because it provides supplemental information that allows investors to review the Company's results of operations from the same perspective as management and the Company's board of directors. Non-GAAP results are presented for supplemental informational purposes only for understanding our operating results. The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

See the attached Supplemental Financial Information for a reconciliation of net loss, a GAAP measure, to adjusted EBITDA, a non-GAAP measure, for the three months ended March 31, 2017 and 2016.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about: the Company’s future revenue and operating performance, cash balances, future product mix or the timing of recognition of revenue, and the demand for the Company’s products or software. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

About Qumu
Video is today’s document. Qumu Corporation (NASDAQ: QUMU) provides the tools businesses need to create, manage, secure, deliver and measure the success of their videos. Qumu's innovative solutions release the power in video to engage and empower employees, partners and clients. Organizations around the world realize the greatest possible value from video they create and publish using Qumu. Whatever the audience size, viewer device or network configuration, Qumu solutions are how business does video. Additional information can be found at www.qumu.com.

Investor Contact:
Peter Goepfrich, CFO
Qumu Corporation
612-638-9096

QUMU CORPORATION
Condensed Consolidated Statements of Operations
(unaudited - in thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Revenues:
Software licenses and appliances	$1,220	$1,962
Service	5,491	6,774
Total revenues	6,711	8,736
Cost of revenues:
Software licenses and appliances	494	957
Service	2,090	2,861
Total cost of revenues	2,584	3,818
Gross profit	4,127	4,918
Operating expenses:
Research and development	2,109	2,350
Sales and marketing	2,451	3,532
General and administrative	2,460	2,970
Amortization of purchased intangibles	223	226
Total operating expenses	7,243	9,078
Operating loss	(3,116)	(4,160)
Other income (expense):
Interest expense, net	(317)	(12)
Change in value of warrant liability	(78)	—
Other, net	(55)	36
Total other income (expense), net	(450)	24
Loss before income taxes	(3,566)	(4,136)
Income tax benefit	(4)	(4)
Net loss	$(3,562)	$(4,132)

Net loss per share – basic and diluted:
Net loss per share	$(0.39)	$(0.45)
Weighted average shares outstanding	9,245	9,218

QUMU CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

Assets	March 31, 2017	December 31, 2016
Current assets:	(unaudited)
Cash and cash equivalents	$10,411	$10,364
Receivables, net	4,614	7,495
Income taxes receivable	168	317
Prepaid expenses and other current assets	2,681	2,470
Total current assets	17,874	20,646
Property and equipment, net	1,584	1,827
Intangible assets, net	7,623	8,110
Goodwill	6,808	6,749
Deferred income taxes, non-current	69	70
Other assets, non-current	4,643	4,827
Total assets	$38,601	$42,229
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$1,990	$2,394
Accrued compensation	2,122	2,361
Deferred revenue	8,982	8,992
Deferred rent	283	283
Financing obligations	473	508
Warrant liability	971	893
Total current liabilities	14,821	15,431
Long-term liabilities:
Deferred revenue, non-current	632	423
Income taxes payable, non-current	3	6
Deferred tax liability, non-current	260	294
Deferred rent, non-current	638	712
Financing obligations, non-current	80	170
Term loan, non-current	6,603	6,617
Total long-term liabilities	8,216	8,222
Total liabilities	23,037	23,653
Stockholders’ equity:
Common stock	93	92
Additional paid-in capital	67,276	66,864
Accumulated deficit	(48,035)	(44,473)
Accumulated other comprehensive loss	(3,770)	(3,907)
Total stockholders’ equity	15,564	18,576
Total liabilities and stockholders’ equity	$38,601	$42,229

QUMU CORPORATION
Condensed Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Three Months Ended March 31,
	2017	2016
Operating activities:
Net loss	$(3,562)	$(4,132)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	774	852
Stock-based compensation	413	351
Accretion of debt discount and issuance costs	111	—
Change in value of warrant liability	78	—
Deferred income taxes	(33)	(1)
Changes in operating assets and liabilities:
Receivables	2,896	3,911
Income taxes receivable / payable	148	245
Prepaid expenses and other assets	(23)	(1,170)
Accounts payable and other accrued liabilities	(367)	(101)
Accrued compensation	(245)	(1,006)
Deferred revenue	178	(756)
Deferred rent	(75)	(48)
Other non-current liabilities	—	(125)
Net cash provided by (used in) operating activities	293	(1,980)
Investing activities:
Sales and maturities of marketable securities	—	4,000
Purchases of property and equipment	(14)	(12)
Net cash provided by (used in) investing activities	(14)	3,988
Financing activities:
Payments for debt issuance costs	(125)	—
Principal payments on financing obligations	(125)	(118)
Common stock repurchases to settle employee withholding liability	—	(1)
Net cash used in financing activities	(250)	(119)
Effect of exchange rate changes on cash	18	50
Net increase in cash and cash equivalents	47	1,939
Cash and cash equivalents, beginning of period	10,364	7,072
Cash and cash equivalents, end of period	$10,411	$9,011

QUMU CORPORATION
Supplemental Financial Information
(unaudited - in thousands)

A summary of revenue is as follows:

	Three Months Ended March 31,
	2017	2016
Software licenses and appliances	$1,220	$1,962
Service
Subscription, maintenance and support	4,838	5,525
Professional services and other	653	1,249
Total service	5,491	6,774
Total revenue	$6,711	$8,736

A reconciliation from GAAP results to adjusted EBITDA is as follows:

	Three Months Ended March 31,
	2017	2016
Net loss	$(3,562)	$(4,132)
Interest expense, net	317	12
Income tax benefit	(4)	(4)
Depreciation and amortization expense:
Depreciation and amortization in cost of revenues	10	22
Depreciation and amortization in operating expenses	248	282
Total depreciation and amortization expense	258	304
Amortization of intangibles included in cost of revenues	293	322
Amortization of intangibles included in operating expenses	223	226
Total amortization of intangibles expense	516	548
Total depreciation and amortization expense	774	852
EBITDA	(2,475)	(3,272)
Change in fair value of warrant liability	78	—
Other expense, net	55	(36)
Stock-based compensation expense:
Stock-based compensation included in cost of revenues	14	(7)
Stock-based compensation included in operating expenses	399	358
Total stock-based compensation expense	413	351
Adjusted EBITDA	$(1,929)	$(2,957)